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                                                                     EXHIBIT 8.3


                         INDEPENDENT ACCOUNTANT'S REPORT

Board of Directors
Western Sierra Bancorp
4011 Plaza Goldorado Circle
Cameron Park, California 95682

Board of Directors
Lake Community Bank
805 Eleventh Street
Lakeport, California 95453

     We have been furnished with a copy of the Agreement and Plan of Merger between Western Sierra Bancorp (the "Company") and Lake Community Bank ("Target Bank") dated May 27, 1998, (the "Merger Agreement"). The Merger Agreement states that the merger is intended to be accounted for by the pooling-of-interests method under the requirements of Accounting Principles Board (APB) Opinion No. 16, Business Combinations, and the related Interpretations of the American Institute of Certified Public Accountants, consensuses of the FASB's Emerging Issues Task Force, and rules and regulations of the U.S. Securities and Exchange Commission (SEC) (collectively, "the interpretations thereof").

     At your request, we have read the Merger Agreement referred to above and have had discussions with officials of the Company responsible for financial and accounting matters as to the specific conditions that must be met for pooling-of-interests accounting to be appropriate. We also have read the representation letters addressed to us prepared by the Company and Target Bank dated as of the date of this report that address the conditions that must be met to account for a business combination as a pooling-of-interests in accordance with APB Opinion No. 16 and the interpretations thereof.

     Based on discussions with officials responsible for financial and accounting matters, and the information furnished to us as of the date of this report, we concur with the Company's conclusion that, as of this date, no conditions exist that would preclude the Company's accounting for the merger with Target Bank as a pooling-of-interests. This concurrence with management's conclusion is based on our belief that the criteria for such accounting treatment specified by APB Opinion No. 16, and the interpretations thereof that can be assessed at this time, have been met. We have not addressed the criteria of APB Opinion No. 16 to any matters subsequent to the date of this report. As of the date of this report, a merger between the Company and Target Bank has not yet been consummated.

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                         INDEPENDENT ACCOUNTANT'S REPORT
                                   (Continued)

     All of the conditions to be met for pooling-of-interests accounting cannot be finally assessed until after the passage of two years from the consummation date of the merger, because certain of the conditions for pooling-of-interests accounting address transactions occurring within such period of time. Management of the Company has informed us that it will not agree to any actions that would violate any of the required conditions.

     The ultimate responsibility for the decision on the appropriate application of generally accepted accounting principles for an actual transaction rests with the preparers of the financial statements. Our judgment on the appropriate application of generally accepted accounting principles for the described specific transaction is based solely on the facts, circumstances, and assumptions provided to us as described above; should those facts, circumstances or assumptions change, our conclusion may change. Our conclusion represents and is based on our best judgment regarding the application of generally accepted accounting principles and the published rules and regulations of the SEC relative to matters of accounting for business combinations. Our conclusion is not binding on the SEC or its staff, and there is no assurance that the SEC or its staff will not successfully assert a contrary position.

     This letter is intended solely for the information and use of the management of the Company and Target Company and the respective companies' legal counsel. It is not to be used for any other purpose, except as an exhibit to the S-4 registration statement or in the Merger Agreement as a condition precedent to the closing of the transaction.

                                        DRAFT

                                        Perry-Smith & Co., LLP
                                        Certified Public Accountants

Sacramento, California

_____________, 1999